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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                        Southwestern Life Holdings, Inc.
                        --------------------------------
                                (NAME OF ISSUER)


                          Common Stock ($.01 Par Value)
                         ------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    845606102
                                    ---------
                                 (CUSIP NUMBER)

                      National Bancshares Corp of Texas and
      NBT of Delaware, Inc. - 1209 Orange St. Rm. 123, Wilmington, DE 19801
      ---------------------------------------------------------------------
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                COMMUNICATIONS)

                                     6/13/00
                                     -------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or other wise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.                                                          Page 2 of 5
845606102


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 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     National Bancshares Corporation of Texas
     74-1692337

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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     N/A                                                           (a)  /X/
                                                                   (b)  / /
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 (3) SEC USE ONLY

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 (4) SOURCE OF FUNDS*
     WC - Working Capital

-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                 / /
     N/A
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 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas

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                              (7) SOLE VOTING POWER
                                  N/A
     NUMBER OF               --------------------------------------------------
      SHARES                  (8) SHARED VOTING POWER
   BENEFICIALLY                   N/A
     OWNED BY                --------------------------------------------------
     REPORTING                (9) SOLE DISPOSITIVE POWER
    PERSON WITH                   N/A
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  N/A
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     N/A
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     N/A                                                                / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     N/A
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     HC - Holding Company
-------------------------------------------------------------------------------
      *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1 - 7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                         AND THE SIGNATURE ATTESTATION.

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CUSIP No.                                                          Page 3 of 5
845606102


1        NAME OF REPORTING PERSON
         S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         NBT of Delaware, Inc.
         51-0372119
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         N/A                                                          (a)  /x/
                                                                      (b)  / /
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC - Working Capital

--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) / /

         N/A
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                              (7) SOLE VOTING POWER
                                  N/A
     NUMBER OF               --------------------------------------------------
      SHARES                  (8) SHARED VOTING POWER
   BENEFICIALLY                   N/A
     OWNED BY                --------------------------------------------------
     REPORTING                (9) SOLE DISPOSITIVE POWER
    PERSON WITH                   N/A
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  N/A
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         N/A
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
         N/A
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         HC - Holding Company
--------------------------------------------------------------------------------

      *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1 - 7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                         AND THE SIGNATURE ATTESTATION.

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CUSIP No.                                                          Page 4 of 5
845606102



         This amendment No. 2 amends and supplements the statements on Schedule 13D filed on November 24, 1999 and November 18, 1998, respectively, by and on behalf of National Bancshares Corporation of Texas and NBT of Delaware, Inc. with regard to the predecessor company (PennCorp Financial Group, Inc., CUSIP No. 845606100)("PFG").

Item 5.  Interest in Securities of the Issuer

e) On June 13, 2000 the Company ceased to be a holder of more than five percent of the common stock and common stock equivalents of PFG and therefore, the Company no longer is a required filer under section 13(d) of the Securities and Exchange Act of 1934.



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CUSIP No.                                                          Page 5 of 5
845606102



                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 30, 2000


                                             ---------------------------------
                                              Jay H. Lustig
                                              President
                                              NBT of Delaware, Inc.